AUTOCALLABLE LEVERAGED INDEX RETURN NOTES® (LIRNs®)	Filed Pursuant to Rule 433 Registration No. 333-268718
Autocallable LIRNs® Linked to a Basket of Fifteen Technology-Related Stocks
The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s)). The graph and table have been prepared for purposes of illustration only, assume that the notes are not called on any Observation Date and do not take into account any tax consequences from investing in the notes.
Hypothetical Percentage Change from the Starting Value to the Ending Value
Hypothetical Redemption Amount per Unit
Hypothetical Total Rate of Return on the Notes
-100.00%
$0.00
-100.00%
-50.00%
$5.00
-50.00%
-30.00%
$7.00
-30.00%
 -20.00%
$8.00
-20.00%
-15.00%
$8.50
-15.00%
-10.00%
$9.00
-10.00%
-5.00%
$9.50
-5.00%
       0.00%(1)(2)
$10.00
0.00%
2.00%
$10.40
4.00%
5.00%
$11.00
10.00%
10.00%
$12.00
20.00%
20.00%
$14.00
40.00%
30.00%
$16.00
60.00%
40.00%
$18.00
80.00%
50.00%
$20.00
100.00%
(1)     This hypothetical percentage change corresponds to the Threshold Value.
(2)     This hypothetical percentage change corresponds to the Starting Value.

Issuer	BofA Finance LLC (“BofA Finance”)
Guarantor	Bank of America Corporation (“BAC”)
Principal Amount	$10.00 per unit
Term	Approximately two years, if not called
Market Measure	An approximately equally weighted basket of fifteen technology-related stocks. See “The Basket” starting on page TS-9 of the Preliminary Offering Documents.
Automatic Call	The notes will be called automatically on the Observation Date if the value of the Market Measure is equal to or greater than the Call Level
Call Level	100.00% of the Starting Value
Observation Date	Approximately one year from the pricing date
Call Amount	[$11.40 to $11.50] if called on the Observation Date, to be determined on the pricing date.
Payout Profile at Maturity	● 200.00% leveraged upside exposure to increases in the Market Measure ● 1-to-1 downside exposure to decreases in the Market Measure, with up to 100% of your principal at risk
Participation Rate	200.00%
Threshold Value	100% of the Starting Value of the Market Measure
Interest Payments	None
Preliminary Offering Documents	sec.gov/Archives/edgar/data/70858/000191870425004923/bofa-basket_424b2.htm
Exchange Listing	No
You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
●
If the notes are not automatically called, depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
●
If the notes are called, your return on the notes is limited to the return represented by the Call Premium.
●
Changes in the price of one of the Basket Stocks may be offset by changes in the prices of the other Basket Stocks.
●
Payments on the notes are subject to the credit risk of BofA Finance and the credit risk of BAC, and actual or perceived changes in the creditworthiness of BofA Finance or BAC are expected to affect the value of the notes.  If BofA Finance and BAC become insolvent or are unable to pay their respective obligations, you may lose your entire investment.
●
The initial estimated value of the notes on the pricing date will be less than their public offering price.
●
If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
●
You will have no rights of a holder of the Basket Stocks, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.
●
The Basket Stocks are concentrated in one sector.
●
An investment in the notes is subject to risks associated with investing in stocks in the information technology sector.
Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.